Exhibit 99.1

FOR IMMEDIATE RELEASE

June 14, 2023

Warner Bros. Discovery Announces Expiration and Results of Tender Offer for

Any and All Floating Rate Notes due 2024 Issued by WarnerMedia Holdings, Inc.

New York, New York — Warner Bros. Discovery, Inc. (“Warner Bros. Discovery” or the “Company”) today announced the expiration and results, as of 5:00 p.m., New York City time, on June 13, 2023 (the “Expiration Time”), of the previously announced cash tender offer (the “Tender Offer”) by WarnerMedia Holdings, Inc., the Company’s wholly-owned subsidiary (the “Issuer”), for any and all of the Issuer’s outstanding Floating Rate Notes due 2024 (the “Notes”). The Tender Offer was announced on June 7, 2023 and was made pursuant to the Offer to Purchase, dated June 7, 2023 (the “Offer to Purchase”), and the related notice of guaranteed delivery (the “Notice of Guaranteed Delivery” and, together with the Offer to Purchase, the “Tender Offer Documents”). The following table presents the aggregate principal amount of the Notes tendered and not validly withdrawn as of the Expiration Time and the aggregate principal amount of the Notes tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents.

Title of Security	CUSIP	Principal Amount Outstanding	Principal Amount Tendered as of Expiration Time(1)	Principal Amount Tendered pursuant to Guaranteed Delivery	Consideration(2)
Floating Rate Notes due 2024 issued by WarnerMedia Holdings, Inc.	55903V AX1, 55903V AA1, U55632 AA8	$500,000,000	$460,244,000	$30,000	$1,011.00

(1)	Amounts do not include the principal amount of the Notes tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents.
(2)	Per $1,000 principal amount of Notes validly tendered before the Expiration Time, not validly withdrawn and accepted for purchase.

The Issuer expects to accept for purchase all Notes validly tendered and not validly withdrawn at or prior to the Expiration Time. Upon the terms and subject to the conditions set forth in the Tender Offer Documents, Holders whose Notes have been accepted for purchase in the Tender Offer will receive the Consideration for each $1,000 principal amount of such Notes in cash on the Settlement Date. In addition to the Consideration, Holders whose Notes have been accepted for purchase will also receive accrued and unpaid interest on the purchased Notes from, and including, the last interest payment date for such Notes up to, but excluding, the Settlement Date (as defined below). The Issuer also expects to accept all Notes validly tendered and delivered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents. The Issuer will not accept any further tenders.

The settlement date for Notes validly tendered and not validly withdrawn at or prior to the Expiration Time and all Notes validly tendered and delivered pursuant to the guaranteed delivery procedures is expected to be June 16, 2023 (the “Settlement Date”). The Issuer intends to fund the purchase of the Notes with cash on hand.

BNP Paribas Securities Corp. served as the Dealer Manager for the Tender Offer. D.F. King & Co, Inc. served as the Tender and Information Agent for the Tender Offer.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Tender Offer was made only by, and pursuant to the terms of, the Tender Offer Documents. The Tender Offer was not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was made by the Dealer Manager on behalf of the Issuer. None of the Issuer, the Tender and Information Agent or the Dealer Manager, nor any of their affiliates, has made any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the Tender Offer.

About Warner Bros. Discovery:

Warner Bros. Discovery (Nasdaq: WBD) is a leading global media and entertainment company that creates and distributes the world’s most differentiated and complete portfolio of content and brands across television, film and streaming. Available in more than 220 countries and territories and 50 languages, Warner Bros. Discovery inspires, informs and entertains audiences worldwide through its iconic brands and products including: Discovery Channel, discovery+, CNN, DC, Eurosport, HBO, Max, HGTV, Food Network, OWN, Investigation Discovery, TLC, Magnolia Network, TNT, TBS, truTV, Travel Channel, MotorTrend, Animal Planet, Science Channel, Warner Bros. Pictures, Warner Bros. Television, Warner Bros. Games, New Line Cinema, Cartoon Network, Adult Swim, Turner Classic Movies, Discovery en Español, Hogar de HGTV and others. For more information, please visit www.wbd.com.

This press release contains certain “forward-looking statements”. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties and on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risks related to the acceptance of any tendered Notes, the settlement of the Tender Offer, and the timing of any of the foregoing, as well as the risk factors disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2023. Forward-looking statements in this release include, without limitation, statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.